UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2012

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APPLE REIT NINE, INC.

(Exact name of registrant as specified in its charter)

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Virginia	000-53603	26-1379210
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Potential Consolidation Transaction

As previously announced, the board of directors of Apple REIT Nine, Inc. (the “Company”) authorized the evaluation of a potential consolidation transaction in which the Company, Apple REIT Six, Inc., Apple REIT Seven, Inc. and Apple REIT Eight, Inc. would be combined, and designated a special committee of all of its non-management directors to continue the evaluation process. The board of directors of each of Apple REIT Six, Inc., Apple REIT Seven, Inc. and Apple REIT Eight, Inc. (the “other Apple REITs”) also appointed a special committee. The Company announced today that the special committee of its board, and the special committee of the board of each of the other Apple REITs, have recommended to their respective full boards not to move forward with the potential consolidation transaction at this time. The Company’s board and the board of directors of each of the other Apple REITs have accepted the recommendation of its special committee and determined not to move forward with the potential consolidation transaction at this time.

The Company will evaluate any future potential liquidity events as appropriate for the Company. These events which, as previously disclosed, the Company expects to pursue within approximately seven years of the initial closing in its best efforts offering of its units may include a listing of its common shares on a national exchange, disposition of all of its assets in a manner permitting distributions to shareholders or a merger, consolidation or other combination. The timing and taking of any of these actions would be subject to and conditioned on the Company’s board of directors determining the action to be prudent and in the best interests of the shareholders. However, the Company is under no obligation to take any of these actions, and these actions, if taken, might be taken after the seven year period mentioned above.

Special Distribution

As previously disclosed, on April 27, 2012, one of the Company’s subsidiaries completed the sale of 110 parcels of land in the Ft. Worth, Texas area, with all associated improvements and rights owned by the Company (the “Land”). The purchase price for the Land was $198.4 million, of which $138.4 million was paid in cash and the remaining $60.0 million was paid with a note. The Company has concluded that it will not use all cash proceeds from the sale of the Land for operating purposes. Therefore, the Company’s board of directors has approved a special distribution of $0.75 per unit, to be paid to shareholders of record on May 11, 2012 (the “Special Distribution”), for a total of approximately $136.1 million.

In accordance with the Company’s Articles of Incorporation, the liquidation preference of each share of Series A preferred stock has been reduced by the amount of the Special Distribution, or from $11.00 to $10.25 per share. In view of the Special Distribution, the Company’s board of directors changed the annualized distribution rate from $0.88 per unit (or 8.0% annually based on a liquidation preference of $11.00) to $0.83 per unit (or 8.1% annually based on a liquidation preference of $10.25). Additionally, the purchase price per unit under the Company’s dividend reinvestment plan has been adjusted by the amount of the Special Distribution (from $11.00 to $10.25), and the purchase price per Unit under the Company’s redemption program has been adjusted by the amount of the Special Distribution (from $11.00 to $10.25 for the maximum purchase price, based on the original purchase price and length of time such Units have been held by the shareholder).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Nine, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, Chief Executive Officer

May 14, 2012